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                            P R E S S   R E L E A S E
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VA SOFTWARE CORPORATION COMPLETES $15.0 MILLION PRIVATE PLACEMENT

FREMONT, CA--November 6, 2003--VA Software Corporation (Nasdaq: LNUX), provider of SourceForge(TM), the award-winning collaborative software development and management platform for globally-sourced software development, and parent company of OSDN(TM), a network of media and commerce Internet sites that serve the IT and software development communities, today announced that it has completed a private placement of 3,529,412 shares of VA Software common stock with an institutional investor at an issue price of $4.25 per share for aggregate proceeds of approximately $15 million. The institutional investor also received three-year warrants to purchase a total of 705,883 shares of VA Software common stock at an exercise price of $6.00 per share. VA Software intends to use the proceeds for working capital. The private placement was facilitated by Wharton Capital Partners Ltd.

The common stock sold to the investor has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. VA Software has agreed to file a registration statement covering resales of these shares by the investor. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About VA Software

VA Software (Nasdaq: LNUX) is the provider of SourceForge Enterprise Edition, the web-based application that significantly increases a company's return on its investment in software development. SourceForge improves communication and collaboration among multi-site team members and gives managers real-time visibility and control over their projects, regardless of location. SourceForge enables higher developer productivity and faster project completion, whether teams are in-house, outsourced, onshore or offshore. More than 750,000 developers use SourceForge technology to power their global development efforts. VA Software customers currently using SourceForge include major organizations in financial services, defense and aerospace, manufacturing, communications and government. Information on how SourceForge aligns IT and business is available at www.vasoftware.com.

OSDN, the Open Source Development Network, Inc., a subsidiary of VA Software, is the most dynamic community-driven IT media network on the web. The cornerstone of the Open Source community, OSDN attracts every level of IT decision maker and buyer, from CTOs to project managers. Technologists, developers and system administrators turn to OSDN sites to create, debate, and make or break IT news, tools, technologies and techniques. OSDN is the home of

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several  popular web sites,  including the award winning news  discussion  site,
Slashdot.org, and the world's largest collaborative software development site, SourceForge.net.

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Note to editors: VA Software,  SourceForge and OSDN are trademarks or registered trademarks of VA Software Corporation in the United States and other countries. Slashdot is a registered trademark of the Open Source Development Network, Inc., in the United States and other countries.

Contact:

Investor Relations
VA Software Corp.
(510) 687-8731
ir@vasoftware.com